Exhibit 99.2

FOR IMMEDIATE RELEASE

July 24, 2015

REBECCA CLIMER     rclimer@sth.org

office | 615-284-6839

NICK RAGONE     Nick.Ragone@ascension.org

office | 314-733-8941

BETH B. WRIGHT     Beth.Wright@CapellaHealth.com

office | 615-764-3010

ASCENSION TO ACQUIRE FOUR MIDDLE TENNESSEE HOSPITALS JOINTLY OWNED BY SAINT THOMAS HEALTH AND CAPELLA HEALTHCARE

NASHVILLE, Tennessee, and ST. LOUIS (July 24, 2015) — Ascension, parent organization of Saint Thomas Health, has signed a definitive agreement with Capella Healthcare to acquire four Middle Tennessee hospitals previously jointly owned by Capella Healthcare and Saint Thomas Health. Upon completion of the transaction, the hospitals will become a part of the Ascension Tennessee ministry, Saint Thomas Health.

Under the agreement, River Park Hospital in McMinnville, Highlands Medical Center in Sparta, DeKalb Community Hospital in Smithville and Stones River Hospital in Woodbury would become full members of the Saint Thomas Health network. The four hospitals have been part of an innovative joint venture relationship between Capella and Saint Thomas since 2012.

“This change furthers Ascension’s goal of creating clinically integrated systems of care to better meet evolving community needs, with special attention to those who are poor and vulnerable,” said Robert J. Henkel, FACHE, Executive Vice President, Ascension, and President and Chief Executive Officer, Ascension Health. “We look forward to finalizing this transaction and welcome the associates and physicians of these hospitals to Saint Thomas Health and Ascension.”

“Saint Thomas Health is passionately committed to improving the health of Middle Tennessee’s communities by providing holistic, faith-based care to individuals,” said Karen Springer, Saint Thomas Health President and CEO, Senior Vice President, Ascension Health/Tennessee Ministry Market Executive. “To achieve this, we have focused on building and expanding a connected system of care across our region. Because of our existing partnership with Capella and our historic service to these communities, gaining full ownership of these important community providers of healthcare will allow us to better serve our patients close to where they live and work.”

During the multi-year partnership, Capella-Saint Thomas Health has expanded the services in each community, enhancing cardiac, stroke and telemedicine services.

“Since our partnership with Saint Thomas Health in 2012, we’ve further enhanced services in the Upper Cumberland region, with our four hospitals becoming part of the Saint Thomas Stroke Network, adding new telemedicine capabilities, and broadening access to physicians,” said Michael A. Wiechart, president and chief executive officer of Capella Healthcare. “To take care to the next level, we have been exploring with Saint Thomas how our partnership could best evolve to achieve our shared goals. With Saint Thomas’ national recognition for quality and their recent partnership with UT’s primary care residency program, we know that this evolution in our relationship comes at the best possible time.

We are proud of the work we have done together and know that Saint Thomas is the right choice to continue to shape the future of healthcare in these communities and across Middle Tennessee.”

The four hospitals will become full members of Saint Thomas Health at a later date, subject to customary closing conditions.

ABOUT SAINT THOMAS HEALTH

Saint Thomas Health is Middle Tennessee’s faith-based, not-for-profit health care system united as one healing community. With more than 6,500 associates, Saint Thomas Health is focused on transforming the health care experience and helping people live healthier lives, with special attention to the poor and vulnerable. The regional health system includes – Saint Thomas Hospital for Spinal Surgery, Saint Thomas Midtown Hospital and Saint Thomas West Hospital in Nashville, Saint Thomas Rutherford Hospital in Murfreesboro and Saint Thomas Hickman Hospital in Centerville – as well as four hospitals in the Capella-Saint Thomas Health network. A comprehensive network of affiliated joint ventures, medical practices, clinics and rehabilitation facilities complement the hospital services and cover a 68-county area. Saint Thomas Health is a member of Ascension, a Catholic organization that is the largest not-for-profit health system in the United States. For more information, visit www.STHealth.com.

ABOUT CAPELLA HEALTHCARE

Capella Healthcare partners with communities to build strong local healthcare systems that are known for quality patient care. Based in Franklin, Tenn., Capella currently owns and/or operates 13 acute care and specialty hospital facilities in six states. With the philosophy that all healthcare is local, Capella collaborates with each hospital’s medical staff, board and community leadership to take care to the next level. The company has access to significant leadership and financial resources, investing 100% of net cash flow in its family of hospitals to strengthen and expand services and facilities. The company was recognized in 2012 and 2013 by Modern Healthcare as one of the nation’s fastest growing health care companies. For more information, visit the website, www.CapellaHealthcare.com. Twitter: @CapellaHealth

ABOUT ASCENSION

Ascension (www.ascension.org) is a faith-based healthcare organization dedicated to transformation through innovation across the continuum of care. As the largest non-profit health system in the U.S. and the world’s largest Catholic health system, Ascension is committed to delivering person-centered care to all with special attention to those who are poor and vulnerable. In FY2014, Ascension provided $1.8 billion in care of persons living in poverty and other community benefit programs. More than 150,000 associates and 35,000 affiliated providers serve in 1,900 sites of care – including 131 hospitals and more than 30 senior care facilities – in 23 states and the District of Columbia. In addition to healthcare delivery, Ascension subsidiaries provide a variety of services and solutions including physician practice management, venture capital investing, treasury management, biomedical engineering, clinical care management, information services, risk management, and contracting through Ascension’s own group purchasing organization.

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